Exhibit 10.15

Equity Interest Pledge Agreement

By and between

Hao Liu

Xin WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

And

Shenyang Zhilian Wangpin Advertising Co., Ltd.

May 2, 2014

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is entered into as of May 2, 2014 in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Hao Liu

Residence: 3A 1211, No. 22 Baiziwan Road, Chaoyang District, Beijing

ID card No.: ***

Party B: Xin WANG

Residence: Room 106, Building 16, No. 39 Xinzhuangcun, Xuanwu District, Nanjing

ID Card No.: ***

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 573, Shenchang Building No. 51 Zhichun Road, Haidian District,

Beijing;

Legal representative: Sheng Guo

Party D: Shenyang Zhilian Wangpin Advertising Co., Ltd.

Address: D-25-2, 3, No. 168 Shifudalu, Heping District, Shenyang;

Legal representative: Hao Liu

(In this Agreement, Parties A and B are called collectively or individually as the “Pledgor” and Party C is referred to as the “Pledgee”. All the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”)

Whereas,

1.	Party D is a limited liability company duly incorporated and existing under the PRC laws with a registered capital of RMB five hundred thousand (RMB 500,000), having the right to be engaged in designing, producing and publishing domestic advertisement, advertising agency services, corporate image design, economic information consulting and business affairs agency services;

2.	Currently, the Pledgor, as Party D’s shareholder, duly holds 100% equity interest of Party D;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and between the Pledgor and the Pledgee on May 2, 2014, the Pledgee has extended a loan to the Pledgor with a total amount of RMB five hundred thousand;

4.	According to the Exclusive Equity Option Agreement (“Equity Option Agreement”) entered into by and between the Pledgor, Party C and Party D on May 2, 2014, the Pledgor shall, to the extent permissible by the PRC laws, assign all or part of its equity interest held in Party D to the Pledgee and/or any other entities or individuals designated by the Pledgee at Party C’s request.

5.	According to the Business Operations Agreement (“Operations Agreement”) entered into by and between the Pledgor, Party C and Party D on May 2, 2014, the Parties thereby make the arrangements on the matters during the course of Party D’s business operations;

6.	According to the Exclusive Consulting and Service Agreement dated November 1, 2011 (“Service Agreement”, collectively referred to as the “Main Agreements” together with the Loan Agreement, the Equity Option Agreement and the Business Operations Agreement dated May 2, 2014) entered into by and between Party C and Party D, Party C accepts Party D’s entrustment to provide services and Party D shall pay service fees to Party C as required; and

7.	In order to secure the performance of the obligations under the Main Agreements by the Pledgor and Party D, the Pledgor agrees to pledge all of its equity interest held in Party D to Party C, and Party D consents to such equity interest pledge arrangement.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Pledge Right and Guaranteed Scope

1.1 The Pledgor will pledge all of their equity interest in Party D to the Pledgee as a security on the performance of all the obligations under the Main Agreements by the Pledgor and Party D as well as on the entire compensation liability arising from the invalidity, cancellation or earlier termination of the Main Agreements. Party D consents to such pledge arrangement.

1.2 Pledge Right hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority to be compensated by the proceeds from conversion into money, auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.3 The effect of the guarantee under this Agreement shall not be affected due to any amendment or modification to the Main Agreements, and the guarantee hereunder shall remain valid on the obligations of Pledgor and Party D under any amended Main Agreements. The invalidity, cancellation or earlier termination of Main Agreements shall not prejudice the validity of this Agreement. If any of the Main Agreements becomes invalid or is canceled or terminated for any reason whatsoever, the Pledgee has the right to immediately realize the Pledge Right pursuant to Article 9 of this Agreement.

2.	Pledged Equity

The pledged equity under this Agreement is 100% equity interests held by the Pledgor in Party D (the “Pledged Equity”) and all the interests associated therewith. The details of the Pledged Equity are set out below:

Company Name: Shenyang Zhilian Wangpin Advertising Co., Ltd.

Registered Capital: RMB five hundred thousand (RMB 500,000)

Pledged Equity: 100% equity interests of Party D

3.	Creation of Pledge

3.1 The pledge under this Agreement shall be registered at Party D’s shareholders’ register and capital contribution certificate in the form attached hereto, and the Parties further agree to submit the shareholders’ register specifying the pledge to the Pledgee for custody.

3.2 Considering that the pledge may be created only after recorded at the competent administration for industry and commerce (AIC) where Party D’s company is registered, the Parties shall comply with relevant laws and regulations and make their best effort to complete such registration with the AIC.

4.	Term of Pledge

4.1 The term of pledge hereunder shall start from the day when the pledge is recorded at the AIC where Party D’s company is registered and shall last until two (2) years after the expiry of the period during which all obligations under all the Main Agreements shall be completed (“Pledge Term”).

4.2 Within the Pledge Term, if the Pledgor and Party D fail to perform any of the obligations under or arising from the Main Agreements, the Pledgee has the right to exercise the pledge right in accordance with Article 9 of this Agreement.

5.	Custody and Return of Pledge Certificate

5.1 The Pledgor shall deliver Party D’s shareholders’ register and the capital contribution certificate to the Pledgee within three (3) working days after the pledge is recorded at Party D’s shareholders’ register as required in Article 3; the Pledgee shall have the duty to well keep the pledge documents so received.

5.2 If the pledge hereunder is released pursuant to this Agreement, the Pledgee shall return the pledge registration certificate back to the Pledgor within three (3) working days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for going through the procedure of pledge release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgee that as of the effective date of this Agreement:

6.1 The Pledgor is the sole legal owner of the Pledged Equity;

6.2 The Pledgor does not set up any other pledge or other rights on the equity interest except those set for the benefit of the Pledgee;

6.3 Party D’s shareholders’ meeting has adopted a resolution to approve the pledge under this Agreement;

6.4 This Agreement, once effective, shall constitute a lawful, effective and binding obligation for the Pledgor.

6.5 The pledge created by the Pledgor on the Pledged Equity pursuant to this Agreement shall not violate the relevant stipulations of the laws, regulations of the State and other governmental authority, nor shall it violate any contracts or agreements entered into by and between the Pledgor and any third party, or any commitments made by such Pledgor to any third party;

6.6 All the documents and materials related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.7 The Pledgor will exercise the rights as Party D’s shareholder only upon the written authorization and request by the Pledgee.

7.	Pledgor’s Commitments

7.1 During the term of this Agreement, the Pledgor commits to and for the benefit of the Pledgee that the Pledgor will:

(1)	try to complete the registration procedures at the AIC for the pledge hereunder pursuant to this Agreement within fifteen (15) working days upon the execution of this Agreement.

(2)	not transfer or assign the equity interest, create or permit to be created any pledges which may affect the rights and benefits of the Pledgee without prior written consent from the Pledgee;

(3)	comply with and implement all the relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or formulated by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and act as required by such notices, orders or suggestions; or raise objection or statement to the foregoing matters at the reasonable request of or upon the consent from the Pledgee;

(4)	promptly notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change or cause any effect on any of the Pledgor’s warranties and obligations under this Agreement.

7.2 The Pledgor commits that the Pledgee’s exercise of its right to the Pledge arising from this Agreement shall not be suspended or impaired by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

7.3 The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Party D’s obligations under the Main Agreements, the Pledgor will execute in good faith and cause other pledge-concerned parties to execute all the title certificates and covenants, and/or act and cause other pledge-concerned parties to act as required by the Pledgee; and facilitate the Pledgee to exercise the rights and authority empowered on the Pledgee by this Agreement.

7.4 The Pledgor promises to the Pledgee to execute all amendment documents (if applicable and necessary) in connection with the certificates of equity interest with the Pledgee or its designated person (whether natural or legal), and provide the Pledgee with such pledge-related notices, orders and decisions as is considered necessary by the Pledgee within a reasonable period of time.

7.5 The Pledgor promises to the Pledgee to comply with and perform all the warranties, commitments, covenants, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee resulting from the Pledgor’s inability to comply with or failure to perform or fully perform such warranties, commitments, covenants, representations and conditions.

8.	Events of Default and Liabilities for Breach of Contract

8.1 Any of the following events shall be regarded as an event of default:

(1)	The Pledgor or Party D fails to perform its obligations under the Main Agreements;

(2)	Any of the representations, warranties or commitments made by the Pledgor under Articles 6 and 7 hereof is materially misleading or wrong; and the Pledgor breaches any other terms hereunder;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity, or creates encumbrances on the Pledged Equity, without prior written consent from the Pledgee;

(4)	Any of the Pledgor’s external loans, securities, compensations, covenants or other repayment liabilities (i) is required to be repaid or performed prior to the scheduled date due to a breach; or (ii) is due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capability to perform the obligations hereunder has been affected;

(5)	Party D is incapable of repaying the general debt or other liabilities;

(6)	Any reason other than an event of Force Majeure renders this Agreement illegal or the Pledgor unable to continue its performance of the obligations hereunder;

(7)	The property of the Pledgor suffers adverse change, which leads the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder has been affected;

(8)	The successors or agents of Party D are only able to perform a portion of or refuse to perform the obligations under the Main Agreements;

(9)	The Pledgor breaches this Agreement by an act or omission in violation of other provisions of this Agreement;

(10)	Any applicable laws deem this Agreement as illegal or render the Pledgor unable to continue to perform its obligations under this Agreement; and

(11)	Any government approvals, permits or authorizations, based on which this Agreement is deemed enforceable, legitimate and valid, are revoked, terminated, invalidated or materially revised.

8.2 The Pledgor shall immediately notify the Pledgee in writing once it is aware or discovers that any of the events mentioned in Article 8.1 hereinabove or any event that may result in the foregoing events has occurred.

8.3 Unless the events of default listed in Article 8.1 hereinabove has been fully resolved to the Pledgee’s satisfaction, the Pledgee may, at the occurrence of such event of default or any time thereafter, send a written notice of default to the Pledgor, requiring the Pledgor to immediately perform its obligations under the Main Agreements or requiring the exercise of the Pledge Right pursuant to Article 9 hereof.

9.	Exercise of the Pledge Right

9.1 The Pledgor shall not transfer or assign the Pledged Equity without the written approval from the Pledgee until all the obligations under the Main Agreements are fully performed.

9.2 In case an event of default listed in Article 8 does occur, the Pledgee shall give a notice of default to the Pledgor when exercising its right of pledge; the Pledgee may exercise the right of pledge at the same time when the notice of default is sent pursuant to Article 8.3 or at any time thereafter.

9.3 The Pledgee is entitled to sell in accordance with the legal procedures or otherwise dispose of the Pledged Equity hereunder. If the Pledgee decides to exercise its Pledge Rights, the Pledgor promises to transfer all of its shareholder’s right to the Pledgee. In addition, the Pledgee has the right to convert the value of all or part of equity interests hereunder into money in compliance with legal procedures, or has the priority to be compensated by the proceeds generated from auction or sale of such equity interests.

9.4 The Pledgor shall not hinder the Pledgee from exercising the Pledge Right in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize its Pledge Right.

10.	Assignment

10.1 The Pledgor shall not donate or transfer its rights and obligations hereunder without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to immediately transfer its rights and obligations under this Agreement to the person designated by the Pledgee.

10.2 This Agreement shall be binding upon both the Pledgor and their successors or inheritors, and shall be effective on the Pledgee and each of its successors, inheritors or permitted assigns.

10.3 The Pledgee may transfer or assign any or all of its rights and obligations under the Main Agreements to any person (whether natural or legal) designated by it at any time to the extent permissible by the laws. In this case, the assignee shall enjoy the rights and undertake the obligations of the Pledgee hereunder as if the assignee itself has been a party hereto. When the Pledgee transfers or assigns its rights and obligations under the Main Agreements, such transfer shall only be subject to a written notice serviced to the Pledgor, and at the request of the Pledgee, the Pledgor shall then execute the relevant agreements and/or documents with respect to such transfer or assignment.

10.4 After the Pledgee is changed due to the transfer or assignment, the new Parties to the pledge shall execute a new equity interest pledge agreement, which shall be consistent with this Agreement in all material aspects.

11.	Effectiveness and Termination of the Agreement

11.1 This Agreement becomes effective upon the execution of this Agreement. The share pledge contemplated herein shall be created and effective from the date of completion of its registration with the department of administration for industry and commence.

11.2 To the extent practicably allowed, the Parties shall make their best efforts to register and file the pledge, and cause the pledge to be registered and filed, at the AIC where Party D’s company is registered, provided, however, that the Parties confirm that the effectiveness and validity of this Agreement shall not be affected regardless of whether the pledge hereunder is registered or not.

11.3 This Agreement shall terminate two years after the Pledgor and/or Party D no longer undertake(s) any obligations under or arising from the Main Agreements, and in this case, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

11.4 The release of pledge shall also be recorded accordingly at the shareholders’ register of Party D, and the deregistration of the pledge shall be completed at the AIC where Party D’s company is registered according to the relevant laws.

12.	Formality Fees and Other Expenses

Each Party shall bear any and all taxes, costs and expenses as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party C agrees to bear any taxes and expenses incurred by Party A and Party B arising from this Agreement, except in case of a breach hereof by Party B and/or Party C.

13.	Force Majeure

13.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities.

13.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to continue the performance of this Agreement once the said Force Majeure Event disappears.

14.	Confidentiality

The Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. The Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from the other parties unless under the following conditions:

(a) such documents are known or will be known to the public (excluding any of the receiving parties discloses such documents to the public without authorization);

(b) any documents required to be disclosed in accordance with the applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is held to be void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

15.	Applicable Law and Dispute Resolution

15.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

15.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

15.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties, and the Parties agree to be bound by the arbitration award and cause it to be enforced. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

16.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Hao Liu

Address:

Phone:

Fax:

If to Party B: Xin WANG

Address:

Phone:

Fax:

If to Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

If to Party D: Shenyang Zhilian Wangpin Advertising Co., Ltd.

Attn:

Address:

Phone:

Fax:

17.	Miscellaneous

17.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

17.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersedes all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

17.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns.

17.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

17.5 If any provision of this Agreement is held by a court of competent jurisdiction or arbitration authority to be void, invalid or non-enforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and revise those void, invalid or non-enforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

17.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.7 Should the pledge registration authority requires this Agreement to be resigned or amended with respect to the pledge of the equity interest, the Parties shall guarantee the validity and enforceability of this Agreement.

17.8 This Agreement is executed with five (5) original copies with the same legal effect; each Party holds one (1) original copy and the remaining copy shall be submitted to the pledge registration authority for pledge registration formalities.

[No text below]

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Hao Liu

/s/ Hao Liu

Xin WANG

/s/ Xin WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Position:

Shenyang Zhilian Wangpin Advertising Co., Ltd.

(seal)

/s/ Shenyang Zhilian Wangpin Advertising Co., Ltd.

Name:

Position:

Appendix 1:

Shenyang Zhilian Wangpin Advertising Co., Ltd.

Date: May 2, 2014

Name of Shareholders	Amount of Contribution Shareholding Percentage	Information of Shareholders	Note
Hao Liu	RMB three hundred thousand (300,000) 60%	Nationality: Chinese ID Card No.: *** Address: 3A 1211, No. 22 Baiziwan Road, Chaoyang District, Beijing	In accordance with the Equity Interest Pledge Agreement entered into by and between Hao Liu, Xin Wang, Zhilian Wangpin (Beijing) Technology Co., Ltd (“Beijing Zhilian”) and Shenyang Zhilian Wangpin Advertising Co., Ltd. (“Shenyang Advertisement”) on May 2, 2014, Hao Liu agrees to pledge his 60% equity interest held in Shenyang Advertisement to Beijing Zhilian subject to the terms and conditions of the Equity Interest Pledge Agreement.

Xin WANG	RMB two hundred thousand (200,000) 40%	Nationality: Chinese ID Card No.: *** Address: Room 106, Building 16, No. 39 Xinzhuangcun, Xuanwu District, Nanjing	In accordance with the Equity Interest Pledge Agreement entered into by and between Hao Liu, Xin Wang, Beijing Zhilian and Shenyang Advertisement on May 2, 2014, Xin WANG agrees to pledge her 40% equity interest held in Shenyang Advertisement to Beijing Zhilian subject to the terms and conditions of the Equity Interest Pledge Agreement.

Appendix 2:

Shenyang Zhilian Wangpin Advertising Co., Ltd.

Capital Contribution Certificate

(Serial No.: 001)

Company Name: Shenyang Zhilian Wangpin Advertising Co., Ltd.

Date of Establishment: January 13, 2005

Registered Capital: RMB five hundred thousand (500,000)

Name of shareholder: Hao LIU

ID Card No.: ***

Paid-in Contribution: RMB three hundred thousand (300,000)

This is to certify that Hao LIU has subscribed to the contribution of RMB three hundred thousand (300,000), thus having 60% equity interest of Shenyang Zhilian Wangpin Advertising Co., Ltd. In accordance with the Equity Interest Pledge Agreement executed on May 2, 2014, Hao LIU shall pledge all of its 60% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

Shenyang Zhilian Wangpin Advertising

Co., Ltd.(seal)

Date: May 2, 2014

1

Shenyang Zhilian Wangpin Advertising Co., Ltd.

Capital Contribution Certificate

(Serial No.: 002)

Company Name: Shenyang Zhilian Wangpin Advertising Co., Ltd.

Date of Establishment: January 13, 2005

Registered Capital: RMB five hundred thousand (500,000)

Name of shareholder: Xin WANG

ID Card No.: ***

Paid-in Contribution: RMB two hundred thousand (200,000)

This is to certify that Xin WANG has subscribed to the contribution of RMB two hundred thousand (200,000), thus having 40% equity interest of Shenyang Zhilian Wangpin Advertising Co., Ltd. In accordance with the Equity Interest Pledge Agreement executed on May 2, 2014, Xin WANG shall pledge all of its 40% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

Shenyang Zhilian Wangpin Advertising Co., Ltd.

(seal)

May 2, 2014

2